EXHIBIT 5.1

INTERNAL REVENUE SERVICE
DISTRICT DIRECTOR
G.P.O. BOX 1680
BROOKLYN, NY 11202
                                         Employer Identification Number:
                                             22-2368299
Date:  June 29, 1995                     File Folder Number:
COCA-COLA BOTTLING CO. OF NEW YORK,          060015541
  INC.                                   Person to Contact:
C/O R ERIC STARR                             ROSE DESROCHER
1665 GRANT STREET SUITE 315              Contact Telephone Number:
DENVER, CO. 80203-1619                       (203) 258-2024
                                         Plan Name:
                                           COCA-COLA BOTTLING COMPANY OF NEW
                                           YORK SAVINGS & INVESTMENT PLAN
                                         Plan Number:  008

Dear Applicant:

      We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

      Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(2)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

      The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination letter is applicable for the amendment(s) adopted on May 23, 1990.

      This determination letter is also applicable for the amendment(s) adopted on October 9, 1991.

      This determination letter is applicable for the plan adopted on March 21, 1989.

      This plan has been mandatorily disaggregated, permissively aggregated, and restructured to satisfy the nondiscrimination requirements.

      This plan satisfies the nondiscrimination in an amount requirement of section 1.401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

      This letter is issued under Rev. Proc. 93-39 and considers this amendment as required by the Tax Reform Act of 1986 except as otherwise specified in this Letter.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

      This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

      We have sent a copy of this letter to your representative as indicated in the power of attorney.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                          Sincerely,

                                          /S HERBERT J. HUFF
                                             DISTRICT DIRECTOR


Enclosures:
Publication 794
Reporting & Disclosure Guide
  for Employee Benefit Plans
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